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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this registration statement of AXENT Technologies, Inc. on Form S-3 of our report, dated January 26, 1999, on our audits of the balance sheets of AXENT Technologies, Inc. as of December 31, 1997 and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, as included in the Annual Report on Form 10-K of AXENT Technologies, Inc. for the year ended December 31, 1998, which report is incorporated by reference in this registration statement on Form S-3. We also consent to the reference to our firm under the caption "Experts" in this registration statement on Form S-3.


                                                      PricewaterhouseCoopers LLP

Washington, D.C.
May 18, 1999